CONFIDENTIAL TREATMENT REQUESTED

Exhibit 10.7

EXCLUSIVE LICENSE AGREEMENT

THIS AGREEMENT (“Agreement”) by and among DR. CESARE CASAGRANDE, having an address at Via Campogallo, 21/67, 20020 Arese, Milan, Italy and NILE THERAPEUTICS, INC., a corporation organized and existing under the laws of the State of Delaware, with principal offices located at 2850 Telegraph Avenue, Suite 310, Berkeley, CA 94705 (“LICENSEE”) is effective as of the date of final execution below (“EFFECTIVE DATE”).

ARTICLE 1 BACKGROUND

1.1. In the course of research conducted by the LICENSOR (as defined below), the LICENSOR has produced certain inventions referred to a medicinal product designated as 2-NTX-99 (the “INVENTION”), which is owned by the LICENSOR and described in the LICENSED PATENTS (as defined below).

1.2. The LICENSOR and LICENSEE wish to have the INVENTION and any LICENSED PATENTS (as defined below) developed and commercialized.

1.3. LICENSEE has represented to LICENSOR in order to induce LICENSOR to enter into this Agreement that it is experienced in developing and commercializing products similar to the LICENSED PRODUCTS (as defined below) and that it shall act diligently to develop and commercialize the LICENSED PRODUCTS for public use throughout the LICENSED TERRITORY (as defined below).

1.4. The LICENSOR is willing to grant a license to LICENSEE, subject to the terms and conditions of this Agreement.

1.5. In consideration of these statements and the mutual promises herein made and exchanged, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the LICENSOR and LICENSEE agree to the terms of this Agreement.

ARTICLE 2 DEFINITIONS

The following terms used in this Agreement shall be defined as set forth below:

2.1. “AFFILIATE” shall mean any entity or person that directly or indirectly controls, is controlled by or is under common control with LICENSEE or a SUBLICENSEE as applicable. For purposes of this definition, “control” means possession of the power to direct the management of such entity or person, whether through ownership of more than fifty percent (50%) of voting securities, by contract or otherwise.
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1 Confidential treatment has been requested for certain portions of this Exhibit. The confidential portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission. Such portions have been marked with “***” at the exact place where material has been omitted.

2.2. “CHANGE OF CONTROL” shall mean a merger, consolidation, acquisition or the transfer of all, or substantially all, of the business interests of LICENSEE to which this Agreement relates to which LICENSEE is a party where the shareholders of LICENSEE immediately prior to effective date of such transaction beneficially own, immediately following the effective date of such transaction, securities representing less than fifty percent (50%) of the combined voting power of the surviving corporation’s then outstanding voting securities.

2.3. “COMMON STOCK” shall mean the shares of common stock of the LICNESEE, par value $0.001 per share.

2.4. “CONFIDENTIAL INFORMATION” shall mean all information disclosed by one party to the other during the negotiation of or under this Agreement in any manner, whether orally, visually or in tangible form, that relates to LICENSED PATENTS, LICENSED INFORMATION, IMPROVEMENT PROJECT or the Agreement itself, unless such information is subject to an exception described in Article 9.2. CONFIDENTIAL INFORMATION that is disclosed in tangible form shall be marked “Confidential” at the time of disclosure and CONFIDENTIAL INFORMATION that is disclosed orally or visually shall be identified as confidential at the time of disclosure and subsequently reduced to writing, marked confidential and delivered to the other party within thirty (30) days of such disclosure.

2.5. “EARNED ROYALTY” is defined in Article 7.1.

2.6. “EFFECTIVE DATE” is defined in the introductory paragraph of this Agreement.

2.7. “EMEA” shall mean the European Medicines Agency or successor entity.

2.8. “EUROPEAN UNION” shall mean the European organisation of member states first established by the Treaty of the European Union in 1992 (otherwise known as the Maastricht Treaty) as it may be constituted from time to time, which, as of the date of this Agreement, consists of Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and the United Kingdom.

2.9. “FAIR MARKET VALUE” shall mean the last sale price of the COMMON STOCK on the trading day on which the value is being determined or, in case no such reported sales take place on such day, the average of the last reported bid and asked prices of the COMMON STOCK on such day, in either case on the principal national securities exchange on which the COMMON STOCK is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the representative closing sale price of the COMMON STOCK as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ"), or other similar organization if NASDAQ is no longer reporting such information, or, if the COMMON STOCK is not reported on NASDAQ, the per share sale price for the COMMON STOCK in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or if not so available, the fair market value of the COMMON STOCK as determined by the price per share in the most recent private financing round wherein (a) the total shares in the financing represent no less than five percent (5%) of the COMMON STOCK following such financing, and (b) greater than fifty percent (50%) of the shares were purchased by parties unaffiliated with LICENSEE management or directors.

2.10. “FDA” shall mean the United States Food and Drug Administration or successor entity.

2.11. “FIELD” shall mean all therapeutic uses in humans and animals.

2.12. “FIRST SALE” shall mean the first commercial sale to a third party of any LICENSED PRODUCT in the LICENSED TERRITORY (as defined below).

2.13. “IMPROVEMENT PROJECT” shall mean any and all projects conceived by the LICENSOR intended to find and/or develop any novel intellectual property relating to the LICENSED PRODUCTS, including, without limitation, improved methods of manufacture and production techniques, new or additional analogs, therapeutic indications and developments intended to enhance the safety and efficacy, or broaden the intended use of the LICENSED PRODUCTS.

2.14. “IND” shall mean an investigational new drug application filed with the FDA prior to the commencement of human clinical trials in the United States.

2.15. “INVENTION” is defined in Article 1.1.

2.16. “LICENSE” refers to the license granted under Article 3.1.

2.17. “LICENSED INFORMATION” shall mean all technical information and data, whether or not patented, that is known , learned, invented, or developed by the LICENSOR as of the EFFECTIVE DATE, as demonstrated by the written records of the LICENSOR to the extent that:

(a) such technical skills, information and data are useful for the use or practice of the LICENSED PATENTS as permitted herein; and

(b) the LICENSOR possess the right to license the use of such information to LICENSEE for commercial purposes under the terms of this Agreement.

2.18. “LICENSED PATENTS” shall mean the United States or foreign patent application(s) and patents(s) listed in Appendix A owned or assigned to LICENSOR during the term of this Agreement, together with any continuations, divisionals, and continuations-in-part, to the extent the claims of any such patent or patent application are directed to subject matter specifically described in the patent applications listed on Appendix A; any reissues, re-examinations, or extensions thereof, or substitutes therefore; and the relevant international equivalents of any of the foregoing. Appendix A is incorporated into this Agreement. LICENSED PATENTS shall also include any results of the IMPROVEMENT PROJECTS added to the LICENSE pursuant to Article 3.2.

2.19. “LICENSED PRODUCTS” shall mean any product, apparatus, kit, or component part thereof;

(a) the manufacture, use or sale of which without a license from LICENSOR, would infringe a VALID CLAIM of a LICENSED PATENT;

(b) incorporates, uses, or is derived from the LICENSED PATENTS; or

(c) is developed by using a process or composition which is covered in whole or in part by a VALID CLAIM of a LICENSED PATENT.

2.20. “LICENSED TERRITORY” shall mean the entire world.

2.21. “MAJOR MARKET COUNTRY” shall mean Canada, the United Kingdom, France, Germany, Spain, Italy, or Japan.

2.22. “LICENSOR” shall mean Dr. Cesare Casagrande or any immediate family member of Dr. Casagrande, or any trust, all of the beneficiaries of which are such Dr. Casagrande or his immediate family members, or the guardian, conservator, heir or estate of Dr. Casagrande, or any corporation, partnership, limited liability company or other entity all or substantially all of the outstanding securities and other beneficial interests of which are owned by Dr. Casagrande or his immediate family members.

2.23. “NDA” shall mean a new drug application filed with the FDA to obtain marketing approval for a LICENSED PRODUCT in the United States.

2.24. “NET SALES” shall mean:

(a) the total gross receipts from the sale, leasing, renting of, or otherwise making LICENSED PRODUCTS available by the LICENSEE, SUBLICENSEES or AFFILIATES to THIRD PARTIES (defined below) for profit without sale or other dispositions, whether invoiced or not, less the following deductions, provided they actually pertain to the disposition of LICENSED PRODUCTS and are separately invoiced:

(i) all reasonable and customary discounts, returns, credits and allowances on account of returns, bad debt deductions actually written off during the calendar quarter in which sales occurred, provided, however, that deductions taken for bad debt shall not exceed in aggregate one percent (1.0%) of gross sales of LICENSED PRODUCT during the calendar quarter;

(ii) reasonable and customary arms length negotiated commissions actually paid to independent and unaffiliated third-party distributors and third party sales agencies not to exceed in aggregate one and one quarter percent (1.25%) per calendar quarter;

(iii) reasonable and customary outbound transportation and transportation insurance, packaging (for shipping purposes only) and freight charges; and

(iv) reasonable and customary duties, taxes (but not income taxes) and other governmental charges levied on the sale, transportation or delivery of LICENSED PRODUCTS, but not including income taxes of the LICENSEE.

(b) No deductions shall be made for any other costs or expenses, including but not limited to commissions to any person or entity on LICENSEE’S, SUBLICENSEE'S or an AFFILIATE’S payroll or for the cost of collection.

(c) Notwithstanding any provision in this Agreement to the contrary, NET SALES shall not include the gross invoice price for LICENSED PRODUCTS sold to, or services performed using LICENSED PRODUCTS for, any AFFILIATE unless such AFFILIATE is an end-user of any LICENSED PRODUCT, in which case that transaction shall be included in NET SALES at the average selling price charged to a THIRD-PARTY (as defined below) during the same quarter.

2.25. “PHASE I CLINICAL TRIAL” shall mean a human clinical trial, the principal purpose of which is to determine toxicity, absorption, metabolism and/or safe dosage range in patients with the disease target being studied as required in 21 C.F.R. §312(a).

2.26. “PHASE II CLINICAL TRIAL” shall mean a human clinical trial, the principal purpose of which is to evaluate the effectiveness of a drug for a particular indication in patients with the disease and to determine the common short-term side effects and risks associated with the drug as required in 21 C.F.R. §312(b).

2.27. “PHASE III CLINICAL TRIAL” shall mean expanded controlled and uncontrolled human clinical trials pursuant to a randomized study with endpoints agreed upon by regulatory bodies for regulatory approval performed after PHASE II CLINICAL TRIALS evidence suggesting effectiveness of a LICENSED PRODUCT has been obtained, and is intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of a LICENSED PRODUCT and to provide an adequate basis for physician labeling, as required in 21 C.F.R. §312.

2.28. “PMA” shall mean an application for marketing authorization of a LICENSED PRODUCT filed with the EMEA.

2.29. “REASONABLE COMMERCIAL EFFORTS” shall mean those efforts consistent with those used by comparable companies in the United States in research and development projects for therapeutic methods or compositions deemed to have commercial value comparable to the LICENSED PRODUCTS.

2.30. “SUBLICENSING ROYALTIES” shall mean royalty consideration received by LICENSEE as a result of NET SALES of LICENSED PRODUCTS by a SUBLICENSEE.

2.31. “SUBLICENSEE” shall mean any third party sublicensed by LICENSEE to make, have made, use, sell, have sold, import or export any LICENSED PRODUCT.

2.32. “TERM” is defined in Article 3.2.

2.33. “THIRD PARTY(IES)” shall mean any person or entity that is not party to this Agreement but does not include SUBLICENSEES or any AFFILIATE of LICENSEE or any SUBLICENSEE under the terms herein.

2.34. “VALID CLAIM” shall mean an issued claim of any unexpired patent included among the PATENT RIGHTS, which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise, and which has not been lost through an interference proceeding or abandoned.

ARTICLE 3 LICENSE GRANT AND TERM

3.1. Subject to all the terms and conditions of this Agreement, the LICENSOR hereby grants to LICENSEE an exclusive license to practice under the LICENSED PATENTS and use the LICENSED INFORMATION, with the right to grant sublicenses, to make, have made, use, sell, have sold, offer to sell, import or export LICENSED PRODUCTS within the FIELD in the LICENSED TERRITORY (the “LICENSE”).

3.2. LICENSOR grants to LICENSEE a right of first refusal to financially support any IMPROVEMENT PROJECT and to include the results of any such IMPROVEMENT PROJECT under the terms of this Agreement as LICENSED PATENTS or LICENSED INFORMATION. LICENSOR shall disclose any proposed IMPROVEMENT PROJECT to LICENSEE in writing prior to disclosing to any THIRD PARTIES. Following such written disclosure to LICENSEE, LICENSEE shall have ninety (90) days to determine its interest in financially supporting such IMPROVEMENT PROJECT. In the event that LICENSEE desires to financially support the IMPROVEMENT PROJECT, LICENSEE shall inform LICENSOR in writing and the parties shall negotiate in good faith the terms and conditions of a sponsored research agreement upon commercially reasonable terms. In the event that LICENSEE determines not to financially support such IMPROVEMENT PROJECT, or if the parties are unable to agree upon commercial terms, then LICENSOR shall be free to negotiate with a THIRD PARTY relating to the funding of such IMPROVEMENT PROJECT, provided however, that the LICENSOR may not enter into an agreement with a THIRD PARTYon terms more favorable to such THIRD PARTY than those proposed by LICENSOR to LICENSEE. Nothing in this Agreement shall be construed as a license, sublicense or grant to such THIRD PARTY of rights to the LICENSED PATENTS or LICENSED INFORMATION, or as an exception to the rights granted pursuant to Section 3.1 of this Agreement.

3.3. Unless terminated earlier as provided in ARTICLE 15, the term of the LICENSE (the “TERM”) shall commence on the EFFECTIVE DATE and shall automatically expire on the later of:

(a) the date on which the last VALID CLAIM described in the LICENSED PATENTS expires, lapses or is declared to be invalid by a non-appealable decision of a court of competent jurisdiction; or

(b) twenty (20) years after the EFFECTIVE DATE.

3.4. Nothing in this Agreement shall be construed to grant by implication, estoppel or otherwise any licenses under patents of the LICENSOR other than the LICENSED PATENTS. Except as expressly provided in this Agreement, under no circumstances will the LICENSEE, as a result of this Agreement, obtain any interest in or any other right to any technology, know-how, patents, patent applications, materials or other intellectual or proprietary property of the LICENSOR. Subject to Article 14.1, nothing in this Agreement shall be construed as preventing LICENSOR from using the LICENSED PATENTS and the LICENSED INFORMATION for academic research and non-commercial purposes.

3.5. The LICENSE granted in Article 3.1 shall automatically convert to a paid-up, non-exclusive license, on a country-by-country basis, upon the expiration of the TERM as described in Article 3.3.

3.6. Articles 2, 6.2(b), 9, 10.2, 13, 15, 16, 18, and 20 shall survive expiration of this Agreement pursuant to Article 3.2 or termination pursuant to ARTICLE 15.

ARTICLE 4 SUBLICENSES

4.1. The LICENSOR hereby grants to the LICENSEE the right to sublicense its right to make, have made, use, sell, have sold, import or export LICENSED PRODUCTS within the FIELD in the LICENSED TERRITORY following the dosing of the first subject in a PHASE I CLINICAL TRIAL of a LICENSED PRODUCT, provided this Agreement is in effect and the LICENSEE is not in breach of its obligations hereunder.

4.2. Any sublicense granted by LICENSEE shall comply with all the terms of this LICENSE and shall include substantially the same definitions and provisions set forth in the following Articles of this Agreement ARTICLES 2, 3, 8, 10.2, 13, 16 and 18. LICENSEE shall require any SUBLICENSEE to actively pursue the achievement of a proof of concept in humans in U.S. and/or in the EUROPEAN UNION. Any agreement between the LICENSEE and any SUBLICENSEE (a “SUBLICENSE AGREEMENT”) shall expressly provide that the provisions of this Agreement shall be directly enforceable against such SUBLICENSEE by the LICENSOR. LICENSEE will promptly provide the LICENSOR with a copy of each SUBLICENSE AGREEMENT no later than 30 days after execution.

4.3. The LICENSEE agrees that it shall promptly:

(a) provide the LICENSOR with a copy of any amendments to any SUBLICENSE AGREEMENT entered into by the LICENSEE under this Agreement and to notify the LICENSOR of termination of any SUBLICENSE AGREEMENT; and

(b)  deliver copies of all reports provided to the LICENSEE by SUBLICENSEES of a similar nature to those described in ARTICLE 10;

(c) exert its best efforts in order to cause the SUBLICENSEES to perform the obligations provided for in the SUBLICENSE AGREEMENTS.

ARTICLE 5 LICENSE FEE AND MILESTONE PAYMENTS

5.1. The LICENSEE shall pay to LICENSOR, on the EFFECTIVE DATE, a non refundable license fee equal to [***].

5.2. The LICENSEE shall also pay to LICENSOR on the EFFECTIVE DATE the amount of [***] for past patent expenses incurred by the LICENSOR prior to EFFECTIVE DATE as required under ARTICLE 11.

5.3. The LICENSEE shall pay the following one-time non-refundable milestone payments (the “MILESTONE PAYMETS”) to LICENSOR, whether accomplished by the LICENSEE, a SUBLICENSEE or any of their respective AFFILIATES:

(a) [***] upon the dosing of the first subject in the first PHASE I CLINICAL TRIAL of a LICENSED PRODUCT in the United States conducted by the LICENSEE pursuant to a corporate sponsored IND;

(b) [***] upon the dosing of the first subject in the first PHASE I CLINICAL TRIAL (or its foreign equivalent) of a LICENSED PRODUCT conducted by the LICENSEE in the EUROPEAN UNION;

(c) [***] upon the dosing of the first patient in the first PHASE II CLINICAL TRIAL of a LICENSED PRODUCT conducted by the LICENSEE in the United States;

(d) [***] upon the dosing of the first subject in the first PHASE II CLINICAL TRIAL (or its foreign equivalent) of a LICENSED PRODUCT conducted by the LICENSEE in the EUROPEAN UNION;

(e) [***] upon the dosing of the first patient in the first PHASE III CLINICAL TRIAL of a LICENSED PRODUCT conducted by the LICENSEE in the United States;

(f) [***] upon the dosing of the first subject in the first PHASE III CLINICAL TRIAL (or its foreign equivalent) of a LICENSED PRODUCT conducted by the LICENSEE in the EUROPEAN UNION;

(g) [***] upon the approval by the FDA of the first NDA for a LICENSED PRODUCT;

(h) [***] upon approval by the FDA of an NDA for a second human therapeutic indication of the LICENSED PRODUCT described in 5.3(g);

(i) [***] upon the approval by the EMEA of the first PMA submitted by the LICENSEE resulting in the granting of a marketing authorization for a LICENSED PRODUCT;

(j) [***] upon the approval by the EMEA of the first PMA submitted by the LICENSEE resulting in the granting of a marketing authorization for a LICENSED PRODUCT for a second human therapeutic indication than the one described in 5.3(i);

(k) [***] upon receipt by the LICENSEE of marketing approval in Japan for the first LICENSED PRODUCT;

(l) [***] following the first calendar year in which annual NET SALES of LICENSED PRODUCTS equal Two Hundred Fifty Million Dollars ($250,000,000.00);

(m) [***] following the first calendar year in which annual NET SALES of LICENSED PRODUCTS equal Five Hundred Million Dollars ($500,000,000.00); and

(n) [***] following the first calendar year in which annual NET SALES of LICENSED PRODUCTS equal One Billion Dollars ($1,000,000,000.00).

5.4. No MILESTONE PAYMENT shall be paid more than once for any LICENSED PRODUCT. In the event that the LICENSEE is permitted to advance the clinical development by the FDA or EMEA without conducting one or more activities described in Article 5.3 above, then the LICENSEE shall pay to the LICENSOR all milestone payments owed pursuant to Article 5.3 that would otherwise have been paid to the LICENSOR had the LICENSEE been required to conduct such activity. By way of example, if the EMEA permits the LICENSEE to commence PHASE III CLINICAL TRIALS in the EUROPEAN UNION without first conducting a PHASE II CLINICAL TRIAL in the EUROPEAN UNION, then the LICENSEE will immediately pay to the LICENSOR the amount owed pursuant to Article 5.3(d).

5.5. The LICENSEE shall promptly notify the LICENSOR as soon as each of the milestones described in Article 5.3 has been achieved, whether it is achieved by the LICENSEE, a SUBLICENSEE or any of their respective AFFILIATES.

5.6. Article 7.4 shall apply to MILESTONES PAYMENTS.
ARTICLE 6 EQUITY

6.1. Upon the EFFECTIVE DATE, LICENSEE shall issue to LICENSOR a number of shares of COMMON STOCK having a FAIR MARKET VALUE as of the EFFECTIVE DATE equal to One Million Dollars ($1,000,000.00). LICENSEE shall deliver, or caused to be delivered, to LICENSOR a stock certificate, duly signed by appropriate officers of LICENSEE and issued in LICENSOR’S name, representing all of the shares of COMMON STOCK required to be issued to LICENSOR under this Article 6.1.

6.2. By accepting the shares of COMMON STOCK, the LICENSOR hereby:

(a) consents to the placement of a legend on any certificate or other document evidencing the shares of COMMON STOCK that such shares of COMMON STOCK have not been registered under the Securities Act of 1933 or any state securities or “blue sky” laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement. The LICENSOR is aware that the LICENSEE will make a notation in its appropriate records with respect to the restrictions on the transferability of such shares of COMMON STOCK. The legend to be placed on each certificate shall be in form substantially similar to the following:

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES OR "BLUE SKY LAWS", AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

(b) agrees it will not, without the prior written consent of the LICESEE, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, the shares of COMMON STOCK for a period of 180 days following the initial public offering of the COMMON STOCK of the LICENSEE. In order to enforce the foregoing covenant, the LICENSEE may impose stop-transfer instructions with re-spect to the shares of COMMON STOCK until the end of such period.

ARTICLE 7 EARNED ROYALTIES

7.1. Subject to provisions of this ARTICLE 7, during the TERM of this Agreement, as partial consideration for the LICENSE, LICENSEE shall pay to LICENSOR an earned royalty on worldwide cumulative NET SALES of LICENSED PRODUCTS by LICENSEE or its AFFILIATES (“EARNED ROYALTIES”) determined as a percentage of NET SALES by LICENSEE or its AFFILIATES as set forth below:

ANNUAL NET SALES	ROYALTY
$0 to $250,000,000	[***]
$250,000,001 to $500,000,000	[***]
$500,000,001 and above	[***]

7.2. In the event that the LICENSEE enters into a SUBLICENCE AGREEMENT during the TERM of this Agreement, LICENSEE shall pay to LICENSOR the greater of:

(a) [***] of the SUBLICENSING ROYALTIES received by the LICENSEE from a SUBLICENSEE; and

(b) [***] of the NET SALES by such SUBLICENSEE.

7.3. LICENSEE shall pay all EARNED ROYALTIES accruing to the LICENSOR within thirty (30) days from the end of each calendar quarter (March 31, June 30, September 30 and December 31), beginning in the first calendar quarter in which NET SALES occur.

7.4. All EARNED ROYALTIES and other payments due under this Agreement shall be paid directly to LICENSOR in United States Dollars. In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by Citibank at the end of the last business day of the quarter in which the royalty was earned. If overdue, the royalties and any other payments due under this Agreement shall bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at Citibank on the due date and the LICENSOR shall be entitled to recover reasonable attorneys’ fees and costs related to the administration or enforcement of this Agreement, including collection of royalties or other payments, following such failure to pay. The payment of such interest shall not foreclose the LICENSOR from exercising any other right it may have as a consequence of the failure of LICENSEE to make any payment when due.

7.5. In the event that LICENSEE’S outside patent counsel together with LICENSOR’S outside patent counsel agree (which discussion and agreement shall be in good faith) that patent licenses from third parties are reasonably required by LICENSEE, its AFFILIATES or its SUBLICENSEE to make, use, offer for sale, sell or import any LICENSED PRODUCT in any given country, LICENSOR and LICENSEE shall negotiate in good faith with the intention of reaching a fair and equitable formula on how any amount paid by LICENSEE to such third parties shall be shared by LICENSEE and LICENSOR, except that EARNED ROYALTY payable to LICENSOR on NET SALES of such LICENSED PRODUCTS shall not be reduced by more than fifty percent (50%).

7.6. No multiple royalties shall be payable because the use, lease or sale of any LICENSED PRODUCT is, or shall be, covered by more than one VALID CLAIM contained in the LICENSED PATENTS.

7.7. In the event that a LICENSED PRODUCT is sold in the form of a combination package together with companion products that are not themselves a LICESED PRODUCT, the NET SALES for such combination package upon which the Earned Royalty due to LICENSOR is based shall be calculated by multiplying the total sales price of such combination package by the fraction A/(A+B), where A is the invoice price of the LICENSED PRODUCT if sold separately, and B is the total invoice price of each of the other companion products included in the combination package if sold separately.

ARTICLE 8 DUE DILIGENCE

8.1. LICENSEE, its SUBLICENSEES, or its AFFILIATES shall use all REASONABLE COMMERCIAL EFFORTS to conduct a research program designed to result in the regulatory approval and commercialization of the LICENSED PRODUCTS. LICENSEE shall demonstrate such efforts by performing any of the following activities:

(a) File an IND within [***] of the EFFECTIVE DATE of this Agreement;

(b) Upon IND filing, LICENSEE, its’ SUBLICENSEES, or their AFFILIATES, shall demonstrate ongoing engagement of clinical development for LICENSED PRODUCTS, which shall be evidenced by conducting at least one of the following activities in any given year starting from the date of IND filing:

(i)	having expended at least [***] for development of LICENSED PRODUCT;

(ii)	having manufactured LICENSED PRODUCT suitable for clinical trials under an approved IND;

(iii)
having actively engaged in study preparation, implementation or reporting of a PHASE I, PHASE II (proof-of-concept), or PHASE III CLINICAL TRIAL with respect to a LICENSED PRODUCT or the construction of regulatory documents for filing;

(iv)	having responded to regulatory requests/issues relating to a PHASE I, PHASE II, or PHASE III CLINICAL TRIAL of a LICENSED PRODUCT;

(v)	having prepared documents for NDA filing with respect to a LICENSED PRODUCT;

(vi)	having filed an NDA for a LICENSED PRODUCT;

(vii)	following NDA filing, having actively pursued NDA approval for a LICENSED PRODUCT; or

(viii)	following NDA approval of a LICENSED PRODUCT, having launched or sold a LICENSED PRODUCT in the United States or another MAJOR MARKET COUNTRY.

8.2. Failure to comply with development activities described in Article 8.1 above within the prescribed time frame shall be considered a material breach of the LICENSE under 15.1(a), unless such failure is through no fault of the LICENSEE, including without limitation, a change in regulatory guidelines, generally accepted opinions or standards; the introduction of a new standard of care during the development of LICENSED PRODUCTS which affects the development strategy for LICENSED PRODUCTS; or unexpected findings (safety or efficacy) in clinical studies, pre-clinical studies or chemistry, manufacturing and control that delays clinical development or that requires that phase to be repeated. In such an instance, the parties shall amend the timelines accordingly.

8.3. Within 30 days of the end of the calendar quarters ending 30 June and 31 December, LICENSEE shall provide the LICENSOR with a report on the status of the development and marketing of each LICENSED PRODUCT of LICENSEE, SUBLICENSEES and their respective AFFILIATES and shall promptly provide the LICENSOR with such additional details of such development and marketing as the LICENSOR may from time to time reasonably request.

8.4. The parties shall establish an advisory board or other similar body consisting of Dr. Casagrande and other persons designated by LICENSEE (“PROJECT TEAM”). The PROJECT TEAM shall meet in person or by telephone or other mutually agreed upon method to provide guidance to the LICENSEE in the pre-clinical and clinical development of the LICENSED PRODUCTS. The LICENSEE shall reimburse Dr. Casagrande for the normal travel and other expenses incurred for the participation in person to the PROJECT TEAM meetings.

ARTICLE 9 CONFIDENTIALITY AND PUBLICITY

9.1. Subject to the parties’ rights and obligations pursuant to this Agreement, the LICENSOR and LICENSEE agree that during the term of this Agreement and for five (5) years thereafter, each of them:

(a) will keep confidential and will cause their AFFILIATES and, in the case of LICENSEE, its SUBLICENSEES, to keep confidential, CONFIDENTIAL INFORMATION disclosed to it by the other party, by taking whatever action the party receiving the CONFIDENTIAL INFORMATION would take to preserve the confidentiality of its own CONFIDENTIAL INFORMATION, which in no event shall be less than reasonable care; and

(b) will only disclose that part of the other’s CONFIDENTIAL INFORMATION to its officers, employees, agents, or independent contractors that is necessary for those officers, employees, agents, or independent contractors who need to know to carry out its responsibilities under this Agreement; and

(c) will not use the other party’s CONFIDENTIAL INFORMATION other than as expressly set forth in this Agreement or disclose the other’s CONFIDENTIAL INFORMATION to any third parties under any circumstance without advance written permission from the other party; and

(d) will, within sixty (60) days of termination or expiration of this Agreement, return all the CONFIDENTIAL INFORMATION disclosed to it by the other party pursuant to this Agreement except for one copy which may be retained by the recipient for monitoring compliance with this ARTICLE 9.

9.2. The obligations of confidentiality described above shall not pertain to that part of the CONFIDENTIAL INFORMATION that:

(a) was known to the recipient prior to the disclosure by the disclosing party; or

(b) is at the time of disclosure or has become thereafter publicly known through no fault or omission attributable to the recipient; or

(c) is rightfully given to the recipient from sources independent of the disclosing party; or

(d) is independently developed by the receiving party without use of or reference to the CONFIDENTIAL INFORMATION of the other party; or

(e) is required to be disclosed by law in the opinion of recipient’s attorney, but only after the disclosing party is given prompt written notice and an opportunity to seek a protective order.

9.3. Except as required by law, neither party may disclose the financial terms of this Agreement without the prior written consent of the other party.

9.4. The terms of this Agreement shall be deemed confidential to the extent permitted by law, rule or regulation.

ARTICLE 10 REPORTS, RECORDS AND INSPECTIONS

10.1. Following FIRST SALE, LICENSEE shall, within sixty (60) days after the calendar year in which NET SALES first occurs, and within sixty (60) days after each calendar quarter (March 31, June 30, September 30 and December 31) thereafter, provide the LICENSOR with a written report detailing the NET SALES, if any, made by LICENSEE, its SUBLICENSEES and AFFILIATES of LICENSED PRODUCTS during the preceding calendar quarter and calculating the payments due pursuant to ARTICLE 7. NET SALES of LICENSED PRODUCTS shall be deemed to have occurred on the date of invoice for such LICENSED PRODUCTS. Each such report shall be signed by an officer of LICENSEE (or the officer's designee), and must include:

(a) the number of LICENSED PRODUCTS manufactured, sold, leased or otherwise transferred or disposed of by LICENSEE, SUBLICENSEES and AFFILIATES;

(b) a calculation of NET SALES for the applicable reporting period in each country, including the gross invoice prices charged for the LICENSED PRODUCTS and any permitted deductions made pursuant to Article 2.24;

(c) a calculation of total royalties or other payment due, including any exchange rates used for conversion;

(d) names and addresses of all SUBLICENSEES and the type and amount of any SUBLICENSE INCOME received from each SUBLICENSEE.

10.2. LICENSEE and its SUBLICENSEES shall keep, maintain complete and accurate records and books containing an accurate accounting of all data in sufficient detail to enable verification of EARNED ROYALTIES and other payments under this Agreement. LICENSEE shall preserve such books and records for three (3) years after the calendar year to which they pertain, or, in case of any dispute, until such dispute is finally decided or settled. Such books and records shall be open to inspection by the LICENSOR or an independent certified public accountant selected by the LICENSOR, at the LICENSOR’s expense, during normal business hours upon ten (10) days' prior written notice, for the purpose of verifying the accuracy of the reports and computations rendered by LICENSEE. In the event LICENSEE underpaid the amounts due to the LICENSOR with respect to the audited period by more than [***]), LICENSEE shall pay the reasonable cost of such examination, together with the deficiency not previously paid, and accrued interest on the underpayment at the lesser of the maximum rate allowed by law or [***] per month, all within thirty (30) days of receiving notice thereof from the LICENSOR. If the LICENSEE underpays by more than [***] in any calendar quarter, then the LICENSEE shall from that date forward deliver at LICENSEE’S cost and expense an annual audit within 90 days after the end of each annual period.

10.3. On or before the 90th day following the close of LICENSEE’S fiscal year, LICENSEE shall provide the LICENSOR with LICENSEE’S certified financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, including notes relating to the License Agreement. LICENSEE shall also require that any SUBLICENSEE provide the LICENSEE and the LICENSOR with annual audited financial statements for within ninety (90) days following the date of the closing of the SUBLICENSEE’s preceding fiscal year.

ARTICLE 11 PATENT PROSECUTION

11.1. LICENSEE shall be responsible for all past, present and future costs of filing, prosecution and maintenance of any and all United States and foreign patent applications contained in the LICENSED PATENTS. Any and all such United States and foreign patent applications, and resulting issued patents, shall remain the property of the LICENSOR.

11.2. The costs described in Article 11.1 shall include, but are not limited to, any past, present and future taxes, government fees, patent attorney fees, annuities, working fees, maintenance fees, renewal and extension charges. Payment of such costs shall be made, at the LICENSOR'S option, either directly to patent counsel or by reimbursement to the LICENSOR.

11.3. The activities provided for in Article 11.1 shall be performed and all new and existing patent applications under the LICENSED PATENTS shall be prepared, prosecuted, filed and maintained by patent counsel selected by LICENSEE and which is reasonably acceptable to the LICENSOR. LICENSEE shall be responsible for directing prosecution. With respect to any LICENSED PATENTS, LICENSEE and patent counsel shall:

(a) consult with the LICENSOR and keep the LICENSOR fully and timely informed of the performance of the activities provided for in Article 11.1 and the progress of all patent applications and patents, including all issues relating to the preparation, filing, prosecution and maintenance of LICENSED PATENTS;

(b) consult with the LICENSOR and keep the LICENSOR fully informed about LICENSEE’s patent strategy with respect to the LICENSED PATENTS;

(c) provide to the LICENSOR advance copies of documents relevant to preparation, filing, prosecution and maintenance of the LICENSED PATENTS sufficiently in advance of filing to allow the LICENSOR a reasonable opportunity to review and comment on such documents; and

(d) provide the LICENSOR with final copies of such documents. LICENSEE agrees to use commercially reasonable efforts to obtain broad and strong patent protection in the best interest of the LICENSOR and LICENSEE. LICENSEE will not finally abandon any patent application, or make decisions that would have a material impact on the nature or scope of any claims without the LICENSOR’ consent.

11.4. LICENSEE shall apply, and shall require SUBLICENSEES to apply, the patent marking notices required by the law of any country where such LICENSED PRODUCTS are made, sold, used or shipped, including, but not limited to, the applicable patent laws of that country.

ARTICLE 12 INFRINGEMENT AND LITIGATION

12.1. Each party shall promptly notify the other in writing in the event that it obtains knowledge of infringing activity by third parties, or is sued or threatened with an infringement suit, in any country in the LICENSED TERRITORY as a result of activities that concern the LICENSED PATENTS and shall supply the other party with documentation of the infringing activities that it possesses.

12.2. During the TERM of this Agreement:

(a) LICENSEE shall have the first right and obligation to defend the LICENSED PATENTS against infringement or interference in the FIELD and in the LICENSED TERRITORY by third parties. This right and obligation includes bringing any legal action for infringement and defending any counter claim of invalidity or action of a third party for declaratory judgment for non-infringement or non-interference. If, in the reasonable opinion of LICENSEE’S and the LICENSOR’ respective counsel, the LICENSOR are required to be a named party to any such suit for standing purposes, LICENSEE may join the LICENSOR as a party; provided, however, that (i) the LICENSOR shall not be the first named party in any such action, (ii) the pleadings and any public statements about the action shall state that the action is being pursued by LICENSEE and that LICENSEE has joined the LICENSOR as a party; and (iii) LICENSEE shall keep the LICENSOR reasonably apprised of all developments in any such action. LICENSEE may settle such suits solely in its own name and solely at its own expense and through counsel of its own selection; provided, however, that no settlement shall be entered without the LICENSOR’ prior written consent. LICENSEE shall bear the expense of such legal actions. Except for providing reasonable assistance, at the request and expense of LICENSEE, the LICENSOR shall have no obligation regarding the legal actions described in Article 12.2 unless required to participate by law. However, the LICENSOR shall have the right to participate in any such action through its own counsel and at its own expense. Any recovery shall first be applied to LICENSEE’S out of pocket expenses and second shall be applied to the LICENSOR’S out of pocket expenses, including legal fees. Any excess recovery over LICENSEE’S out of pocket expenses and LICENSOR’ out of pocket expenses, if any, shall be deemed NET SALES and shared in accordance with Article 7.1.

(b) In the event LICENSEE fails to initiate and pursue or participate in the actions described in Article 12.2(a) within sixty (60) days of (a) notification of infringement from the LICENSOR or (b) the date LICENSEE otherwise first becomes aware of an infringement, whichever is earlier, the LICENSOR shall have the right to initiate such legal action at its own expense and the LICENSOR may use the name of LICENSEE as party plaintiff to uphold the LICENSED PATENTS. In such case, LICENSEE shall provide reasonable assistance to the LICENSOR if requested to do so. The LICENSOR may settle such actions solely through its own counsel. Any recovery shall be the sole property of LICENSOR.

12.3. In the event LICENSEE is permanently enjoined from exercising its LICENSE under this Agreement pursuant to an infringement action brought by a third party, or if both LICENSEE and the LICENSOR elect not to undertake the defense or settlement of a suit alleging infringement for a period of six (6) months from notice of such suit, then either party shall have the right to terminate this Agreement in the country where the suit was filed with respect to the licensed patent following thirty (30) days’ written notice to the other party in accordance with the terms of ARTICLE 17.

ARTICLE 13 USE OF LICENSOR’S NAME

Each party shall obtain the prior written approval of the other prior to making use of the name of the other party nor any variation or adaptation thereof for any commercial purpose, except as required to comply with law, regulation or court order.

ARTICLE 14 PUBLICATION

14.1. In the event that LICENSOR desires to publish or disclose, by written, oral or other presentation, any material information related to the INVENTION, the LICENSED PATENTS, a NEW INVENTION or any LICENSED PRODUCT, or results relating to the clinical or non-clinical testing of any of the foregoing, LICENSOR shall notify LICENSEE and LICENSOR in writing pursuant to ARTICLE 17 of their intention no less than 60 days prior to any speech, lecture or other oral presentation, or any written or other publication or disclosure.

14.2. The LICENSOR shall include with any such notice pursuant to Article 14.1 a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract.

14.3. LICENSEE may request that the LICENSOR, no later than 30 days following the receipt of such notice, delay such publication or disclosure in order to enable LICENSEE to file, or have filed on its behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed. Upon receipt of such notice, LICENSOR shall arrange for a delay in publication or disclosure until such time as LICENSEE has filed on LICENSOR’s name and behalf such patent application, copyright or other appropriate form of intellectual property protection that LICENSEE agrees to file as soon as is reasonably practicable provided, however that said deferral shall not exceed 90 days from the receipt of such notice.

14.4. If the LICENSOR does not receive any request to delay publication or disclosure pursuant to Article 14.3, LICENSOR may submit such material for publication or presentation or make such other publication or disclosure.

ARTICLE 15 TERMINATION

15.1. LICENSOR shall have the right to terminate this Agreement pursuant to the provisions below, provided that LICENSOR has given LICENSEE the notice required in accordance Article 15.2 and LICENSEE has failed to cure the breach described in such notice:

(a) breach by LICENSEE of a material term of the Agreement;

(b) the institution of any proceeding by LICENSEE under any bankruptcy, insolvency, or moratorium law;

(c) any assignment by LICENSEE of substantially all of its assets for the benefit of creditors;

(d) placement of LICENSEE’S assets in the hands of a trustee or a receiver unless the receivership or trust is dissolved within 30 days thereafter and provided that in the case of an involuntary bankruptcy proceeding, which is contested by LICENSEE, such termination shall not become effective until the bankruptcy court of jurisdiction has entered an order upholding the petition; or

(e) a decision by LICENSEE or LICENSEE’S licensee or assignee of rights under this Agreement to quit the business of developing or selling Licensed Products.

15.2. LICENSOR may exercise its rights pursuant to Article 15.1 above by giving LICENSEE ninety (90) days' prior written notice (the “Written Notice”) of LICENSOR'S intention to terminate. Such notice shall include the basis for such termination. Upon the expiration of such period, LICENSOR shall provide written notice of termination to LICENSEE (the “Termination Notice”), effective upon receipt, unless LICENSEE has cured the material breach or the other basis for such proposed termination during such ninety (90) day period. Such notice and termination shall not prejudice LICENSOR'S right to receive Earned Royalties accrued prior to termination, or other sums due hereunder and shall not prejudice any cause of action or claim of LICENSOR accrued or to accrue on account of any breach or default by LICENSEE.

15.3. LICENSEE shall have the right to terminate this Agreement pursuant to the provisions below, provided that LICENSEE has given LICENSOR the notice required in accordance with Article 15.4:

(a) LICENSEE may terminate this Agreement upon breach by LICENSOR of a material term of the Agreement; or

(b) LICENSEE may terminate this Agreement in its reasonable commercial business judgment by providing written notice of such termination given to LICENSOR at least ninety (90) days prior to the date of such termination. Such notice of termination shall include an explanation for termination, which may include, but is not limited to, pre-clinical or clinical safety or efficacy results, formulation or manufacturing issues, a change in legal or regulatory rules or scientific opinion, changes in the competitive environment, pipeline prioritization or other reorganization or redirection of LICENSEE’s business.

15.4. LICENSEE may exercise its right of termination pursuant to Article 15.3(a), by giving LICENSOR ninety (90) days' prior written notice of LICENSEE’S intention to terminate and by providing in its termination notice the basis for such termination. Upon the expiration of the ninety (90) day period, LICENSEE shall provide written notice of termination to LICENSOR, effective upon receipt, unless LICENSOR has cured the breach or the other basis for such proposed termination during such ninety (90) day period. Such notice of termination shall not prejudice any cause of action or claim of LICENSEE accrued or to accrue on account of any breach or default by LICENSOR.

15.5. If this Agreement is terminated pursuant to the provisions of Article 15.1, then all of LICENSEE’s rights under LICENSED PATENTS shall terminate and LICENSEE shall return to LICENSOR, or at LICENSOR'S direction, destroy all data, writings and other documents and tangible materials supplied to LICENSEE by LICENSOR hereunder. Any SUBLICENSES will remain in full force and effect and will be assigned to the LICENSOR.

15.6. If this Agreement is terminated pursuant to Section 15.2 or 15.3(b):

(a) LICENSEE shall further, upon LICENSOR's request and with no need for additional consideration, grant to LICENSOR an exclusive, worldwide, fully paid, perpetual license, with full rights to sublicense, under all of LICENSEE’s rights in any LICENSED PATENTS and LICENSED INFORMATION. Further, at LICENSOR’s request, LICENSEE agrees to negotiate in good faith for an agreement (the “Data License”), which shall be on commercially reasonable terms, under which LICENSEE would provide to LICENSOR the rights to use full and complete copies of all toxicity, efficacy, and other data generated or owned by LICENSEE or LICENSEE’s Affiliates, (including by contractors or agents on their behalf) in the course of LICENSEE’s efforts to develop LICENSED PRODUCTS or obtain governmental approval for the SALE of LICENSED PRODUCTS, for use in connection with the development and commercialization of LICENSED PRODUCTS with right to provide such data pertaining to the LICENSED PATENTS and LICENSED INFORMATION to any THIRD PARTY with a bona fide interest in licensing such technology. Under the terms of such a Data Agreement, in the event a THIRD PARTY concludes a license with LICENSOR, such THIRD PARTY would be free to use such data for all purposes, including to obtain government approvals to sell products.

(b) In furtherance of Section 15.6(a), the LICENSEE agrees that, within 60 days of written request by the LICENSOR, LICENSEE shall make available for review by LICENSOR, or any THIRD PARTY identified by the LICENSOR with a bona fide interest in licensing the LICENSED PATENTS, copies of such data and information pertaining to LICENSED PATENTS and LICENSED INFORMATION in a mutually convenient location. Any such data would be provided on a confidential basis pursuant to a mutually agreeable confidentiality agreement.

(c) LICENSOR or such THIRD PARTY shall bear the costs incurred by LICENSEE in connection with providing information pursuant to this Section.

(d) Any Sublicense entered into by the LICENSEE shall contain provisions substantially similar to the ones contained herein with respect to data and information generated by the SUBLICENSEE.

15.7. The failure of either Party, at any time, or for any period of time, to enforce any of the provisions of this Agreement, shall not be construed as a waiver of such provisions or as a waiver of the right of either Party’s thereafter to enforce each and every such provision of this Agreement.

15.8. The rights provided in this ARTICLE 15 shall be in addition and without prejudice to any other rights which the parties may have with respect to any default or breach of the provisions of this Agreement.

ARTICLE 16 INDEMNIFICATION; INSURANCE; NO WARRANTIES

16.1. LICENSEE shall defend, indemnify and hold harmless the LICENSOR, its trustees, directors, officers, employees, and agents and their respective successors, heirs and assigns against any and all liabilities, claims, demands, damages, judgments, losses and expenses of any nature, including without limitation legal expenses and attorneys' fees (a “CLAIM”), arising out of any theory of liability (including without limitation tort, warranty, or strict liability) or the death, personal injury, or illness of any person or out of damage to any property related in any way to the rights granted under this Agreement; or resulting from the production, manufacture, sale, use, lease, or other disposition or consumption or advertisement of the LICENSED PRODUCTS by LICENSEE, its AFFILIATES, SUBLICENSEES or any other transferees; or in connection with any statement, representation or warranty of LICENSEE, its AFFILIATES, SUBLICENSEES or any other transferees with respect to the LICENSED PRODUCTS; provided, however, that the LICENSEE shall not be responsible to indemnify the LICENSOR pursuant to this Article 16.1 to the extent any CLAIM arises out of the LICENSOR’S gross negligence or willful misconduct and LICENSEE shall not be responsible to indemnify LICENSOR pursuant to this Article 16.1 to the extent any CLAIM arises out of LICENSOR’S gross negligence or willful misconduct.

16.2. LICENSEE shall purchase and maintain in effect and shall require its SUBLICENSEES to purchase and maintain in effect a policy of commercial, general liability insurance to protect the LICENSOR with respect to events described in Article 16.1. Such insurance shall:

(a) list LICENSOR as an additional insured under the policy;

(b) provide that such policy is primary and not excess or contributory with regard to other insurance the LICENSOR may have;

(c) be endorsed to include product liability coverage in amounts no less than [***] per incident and [***] annual aggregate; and

(d) be endorsed to include contractual liability coverage for LICENSEE’S indemnification under Article 16.1; and

(e) by virtue of the minimum amount of insurance coverage required under Article 16.2(c) , not be construed to create a limit of LICENSEE’S liability with respect to its indemnification under Article 16.1.

16.3. By signing this Agreement, LICENSEE certifies that the requirements of Article 16.2 will be met on or before the earlier of (a) the date of FIRST SALE of any LICENSED PRODUCT or (b) the date any LICENSED PRODUCT is tested or used on humans, and will continue to be met thereafter. Upon the LICENSOR’ request, LICENSEE shall furnish a Certificate of Insurance and a copy of the current Insurance Policy to the LICENSOR. LICENSEE shall give thirty (30) days’ written notice to the LICENSOR prior to any cancellation of or material change to the policy.

16.4. THE LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES THAT ANY CLAIMS OF THE LICENSED PATENTS, ISSUED OR PENDING, ARE VALID, OR THAT THE MANUFACTURE, USE, SALE OR OTHER DISPOSAL OF THE LICENSED PRODUCTS OR USE OF THE LICENSED INFORMATION DOES NOT OR WILL NOT INFRINGE ANY PATENT OR OTHER RIGHTS NOT VESTED IN THE LICENSOR.

16.5. THE LICENSOR DISCLAIMS ALL WARRANTIES WHATSOEVER WITH RESPECT TO THE LICENSED PATENTS, LICENSED INFORMATION, LICENSED PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LICENSEE SHALL MAKE NO STATEMENTS, REPRESENTATION OR WARRANTIES WHATSOEVER TO ANY THIRD PARTIES WHICH ARE INCONSISTENT WITH SUCH DISCLAIMER BY THE LICENSOR. IN NO EVENT SHALL THE LICENSOR, OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER THE LICENSOR SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

16.6. IN NO EVENT SHALL THE LICENSOR, OR ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES, BE LIABLE FOR DAMAGES IN EXCESS OF AMOUNTS THE LICENSOR HAVE RECEIVED FROM LICENSEE UNDER THIS LICENSE.

ARTICLE 17 NOTICES, PAYMENTS

17.1. Any payment, notice or other communication required by this Agreement (a) shall be in writing, (b) may be delivered personally or sent by reputable overnight courier with written verification of receipt or by registered or certified first class United States Mail, postage prepaid, return receipt requested, (c) shall be sent to the following addresses or to such other address as such party shall designate by written notice to the other party, and (d) shall be effective upon receipt:

FOR LICENSOR: Dr. Cesare Casagrande Via Campogallo, 21/67 20020 Arese, Milan Italy Tel: Fax: E-mail:	FOR LICENSEE: Chief Executive Officer Nile Therapeutics, Inc. 2850 Telegraph Avenue, Suite 310 Berkeley, CA 94705 Tel: (510) 281-7701 Fax: (510) 288-1310 E-mail: info@nilethera.com

ARTICLE 18 LAWS, FORUM AND REGULATIONS

18.1. Any dispute arising out of or in connection with this Agreement, including any question regarding their existence, validity or termination, shall be finally solved under the Rules of Arbitration of the International Chamber of Commerce, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be three. The seat, or legal place, of arbitration shall be London, England. The language to be used in the arbitration shall be English. The arbitrators shall decide ex bono et aequo.

18.2. LICENSEE shall comply, and shall cause its AFFILIATES and SUBLICENSEES to comply, with all foreign and United States federal, state, and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the LICENSED PRODUCTS. In particular, LICENSEE shall be responsible for assuring compliance with all United States export laws and regulations applicable to this LICENSE and LICENSEE’S activities under this Agreement.

ARTICLE 19 REPRESENTATIONS AND WARRANTIES

19.1. LICENSEE represents and warrants to LICENSOR that:

(a) LICENSEE is a duly organized and validly existing corporation under the laws of the State of Delaware with adequate power and authority to conduct the business in which it is now engaged or currently proposed to be engaged, and LICENSEE is duly qualified to do business as a foreign corporation and is in good standing in such other states or jurisdictions as is necessary to enable it to carry on its business or own its properties.

(b) To the best of LICENSEE’S knowledge, there are no actions, suits, or proceedings pending or threatened against or affecting LICENSEE, its officers or directors in their capacity as such, its properties, or its patents in any court or before any governmental or administrative agency, which can have any material adverse effect on the business as now conducted or as currently proposed to be conducted, on the properties, the financial condition, or income of LICENSEE, or the transactions contemplated by this Agreement and LICENSEE is not in default under any order or judgment of any court or governmental or administrative agency.

(c) LICENSEE has full power and lawful authority to issue and sell the shares of COMMON STOCK on the terms and conditions contained herein.

(d) Consummation of the transactions contemplated by this Agreement in compliance with provisions of this Agreement will not result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance on, any property or assets of LICENSEE pursuant to any indenture, mortgage, deed of trust, agreement, corporate charter, bylaws, contract, or other instrument to which LICENSEE is a party or by which Licensee may be bound or any law, rule, regulation, qualification, license, order or judgment applicable to Licensee or any of its property.

(e) LICENSEE is run by a management team that is experienced in operating companies in the business of commercial drug development.

19.2. LICENSOR represents and warrants to LICENSEE that as of the EFFECTIVE DATE:

(a) LICENSOR has the full right and power to perform the obligations and grant the LICENSE set forth in this Agreement;

(b) There are no outstanding agreements, assignments or encumbrances in existence inconsistent with the provisions of this Agreement;

(c) LICENSOR has not authorized in any manner any Third Party to practice the LICENSED PATENTS;

(d)  LICENSOR owns or possesses all right, title, and interest in and to the LICENSED PATENTS, including exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever;

(e) There are no licenses, options, restrictions, liens, rights of third parties, disputes, proceedings or claims relating to, affecting, or limiting its rights or the rights of LICENSEE under this Agreement with respect to, or which (i) may lead to a claim of infringement or invalidity regarding, any part or all of the LICENSED PATENTS and their use as contemplated in the underlying patent applications as presently drafted or (ii) imposes obligations upon LICENSOR or gives any rights to LICENSOR which, in either case, would adversely affect the rights of LICENSEE or the obligations of LICENSOR under this Agreement;

(f) To the best of LICENSOR’S knowledge and belief there is no claim, pending or threatened, of infringement, interference or invalidity regarding, any part or all of the LICENSED PATENTS and their use as contemplated in the underlying patent applications as presently drafted or as contemplated under this Agreement;

(g) Appendix A lists all patents issued and patent applications filed on or before the Effective Date of this Agreement within the scope of the LICENSED PATENTS and therefore subject to this Agreement and all of the inventors named in the patents and patent applications listed in Appendix A have assigned, or are under an obligation to assign, to LICENSOR all of their right, title an interest in the inventions claimed; and

(h) LICENSOR understand that the shares of COMMON STOCK have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act that depends, in part, upon the LICENSOR’ investment intention. In this connection, LICENSOR hereby represent that LICENSOR are acquiring the shares of COMMON STOCK for the LICENSOR own account for investment and not with a view toward the resale or distribution to others.

ARTICLE 20 MISCELLANEOUS

20.1. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

20.2. This Agreement constitutes the entire agreement of the parties relating to the LICENSED PATENTS and LICENSED INFORMATION, and all prior representations, agreements and understandings, written or oral, are merged into it and are superseded by this Agreement.

20.3. The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid, or unenforceable, such determination shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either party.

20.4. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

20.5. No person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any third party.

20.6. This Agreement may not be amended or modified except by written agreement executed by each of the parties. Other than in the event of a CHANGE OF CONTROL (as defined herein) LICENSOR'S prior written consent, which shall not be unreasonably withheld, shall be required prior to any other assignment of LICENSEE’S rights or obligations under this Agreement. Following any such assignment or CHANGE OF CONTROL, the surviving corporation shall assume all of the rights and obligations included in this Agreement. Any attempted assignment in contravention of this Article 20.6 shall be null and void and shall constitute a material breach of this Agreement. LICENSOR'S prior written consent, which shall not be unreasonably withheld, shall be required prior to any other assignment of LICENSEE’S rights or obligations under this Agreement.

20.7. LICENSEE, or any SUBLICENSEE or assignee, will not create, assume or permit to exist any lien, pledge, security interest or other encumbrance on this Agreement or any SUBLICENSE AGREEMENT.

20.8. The failure of any party hereto to enforce at any time, or for any period of time, any provision of this Agreement shall not be construed as a waiver of either such provision or of the right of such party thereafter to enforce each and every provision of this Agreement.

20.9. LICENSEE acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Contract Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant agency of the U.S. Government or written assurances by LICENSEE that it shall not export such items to certain foreign countries without prior approval of such agency. LICENSOR neither represents that a license is or is not required or that, if required, it shall be issued.

20.10. LICENSEE is responsible for any and all wire/bank fees associated with all payments due to the LICENSOR pursuant to this Agreement.

[Signatures On Following Page]

IN WITNESS to their Agreement, the parties have caused this Agreement to be executed in duplicate originals by their duly authorized representatives.

DR. CESARE CASAGRANDE	NILE THERAPEUTICS, INC.
By: /s/ Cesare Casagrande Name: Dr. Cesare Casagrande Date: August 6, 2007	By: /s/ Peter M. Strumph Name: Peter M. Strumph Title: Chief Executive Officer Date: August 6, 2007

APPENDIX A

1. U.S. Patent 6,525,078 B1 dated February 24, 2003 entitled “Compound for the Treatment of Athreosclerotic-Thrombotic Pathological Conditions.”2. Canadian Patent Application No. 2,390,966 filed on June 19, 2002

3.	European Patent No. 1 270 558 granted April 25, 2007, including the validation thereof in the following countries:

Country	Validation Date	Validation Number
Austria	July 25, 2007	E 360614
Belgium	n/a	n/a
France	July 20, 2007	n/a
Germany	July 20, 2007	601 28 077.6-08
Great Britain	July 9, 2007	n/a
Greece	July 24, 2007	n/a
Ireland	July 13, 2007	n/a
Italy	July 18, 2007	28416BE/2007
Spain	July 19, 2007	n/a
Switzerland & Lichtenstein	July 19, 2007	n/a
The Netherlands	July 24, 2007	n/a
Turkey	July 24, 2007	n/a

Japanese Patent Application No. 181343/2002 filed on June 21, 2002.